Exhibit 10.1
Confidential
Stephen P. Mullery
Transition Agreement
Dear Steve:
As discussed, you have advised Federal Agricultural Mortgage Corporation (the “Company”) that you want to cease full-time employment, and we have agreed that this will occur on or around April 3, 2026 (the “Retirement Date,” with the period between the date you execute this letter agreement and the Retirement Date being the “Transition Period”). To best assist the transition of legal advice, you have agreed to report to a new chief legal officer, after such person is engaged. You will then be a senior advisor to the chief legal officer with an officer title appropriate for such role. You agree that the Company may notify you during the Transition Period that you are no longer required or expected to perform some or all of your duties, which may have been assumed by other Company staff. You agree to waive the treatment of any actions described above as an Adverse Change in Conditions of Employment as defined under the Company’s Amended and Restated Executive Officer Severance Plan (the “Severance Plan”). This letter (the “Letter Agreement”) sets forth the terms of your transition.
Until your Retirement Date (or such earlier date as your employment ends), you will continue to be actively employed by the Company and will receive continued compensation and bonus eligibility as now in effect. You will remain eligible for a discretionary cash bonus (under Farmer Mac’s Short-Term Incentive Program) for performance in 2025, provided you remain employed by the Company through the date the bonus is paid to the Company’s executives for 2025, except as provided in the next sentence. If your employment ends before the date the bonus is paid to the Company’s executives for 2025 as a result of your death, Disability (as defined in the Severance Plan), or the Company’s termination of your employment without Cause (as defined in the Severance Plan), the Company will pay you (or your heirs, executors, administrators, successors, and assigns, as the case may be) a pro rata portion of your target cash bonus for 2025 based on the number of days you were employed by the Company during 2025.
During the Transition Period, you will be eligible for all benefits applicable to full-time employees and for continued participation in the Company’s nonqualified deferred compensation plan and executive health benefit. Starting on the date of this Letter Agreement, the Company shall designate you as a being subject to an approved “remote” work arrangement, making you eligible to obtain reimbursement from the Company for reasonable business-related travel costs to and from your principal place of residence to conduct Farmer Mac-related business during the Transition Period as and when approved by the Chief Executive Officer or Chief Legal Officer.
The parties expect and intend that your employment will continue to the Retirement Date. You will, however, remain an at-will employee, and either party can terminate the employment at any time and for any reason. If your employment ends before the Retirement Date as a result of your Disability (as defined in the Severance Plan) or the Company’s termination of your employment without Cause (as defined in the Severance Plan), you will remain eligible for the benefits provided under the Severance Plan (which in the case of Disability is as provided in Section 5.02), provided that if the termination occurs after the cash bonus has been paid for 2025, you agree that any bonus component under Section 5.01 of the Severance Plan will be reduced, but not below zero, by such bonus. If your employment ends before the Retirement Date as a result of your death, the Company will provide to your heirs, executors, administrators, successors, and assigns (as the case may be) the payments and benefits contemplated under Section 5.01 of the Severance Plan as though death were a Qualified Termination of Employment under the Severance Plan, provided that if your death occurs after the cash bonus has been paid for 2025, you agree that any bonus component under Section 5.01 of the Severance Plan will be reduced, but not below zero, by such bonus.
To provide you an incentive to remain a full-time employee until your proposed retirement on the Retirement Date, the Company has agreed to pay you a lump sum equal to your annual base salary as in effect on the date of this Letter Agreement and, should the amount of the 2025 cash bonus actually paid to you have been less than your target cash bonus for 2025, to provide a supplement of the excess of the target cash bonus over the actual cash bonus, paid at the same time as the base salary equivalent, all such amounts to be reduced by applicable withholdings. The Company has also agreed to pay premiums with respect to continuation of health coverage.
As a further incentive, in connection with or within ten days following your execution of this Letter Agreement, the Company will grant you a time-vested restricted stock units award (the “Transition RSUs”) related to shares of Class C Non-Voting common stock of the Company under the Company’s Amended and Restated 2008 Omnibus Incentive Plan with a targeted value of $200,000 under the methodology prescribed in the Company’s Equity Compensation Grant Policy. The Transition RSUs will fully vest on May 2, 2026 as long as you have remained employed until the Retirement Date and provided and not revoked the release set forth in the attached Separation Agreement and General Release of All Claims (Exhibit A) (the “Separation Agreement”), with the vesting accelerated to the end of the Revocation Period as defined in the Separation Agreement. The Transition RSUs are not eligible for “Retirement” vesting under the 2008 Plan and will be forfeited if the release in Section 5 of the Separation Agreement does not become effective other than in the event of an occurrence before the Retirement Date that causes the Transition RSUs to become vested under the other terms of the Transition RSUs (such as a termination without Cause as used in the 2008 Plan).
The payments, vesting of the award, and benefits described above will be contingent on your signing and returning to the Company the Separation Agreement on or after the Retirement Date and your allowing it to become effective no later than the 60th day after the date your employment ends (or by such earlier date as the Company specifies). The lump sum payments will be made no later than the second payroll date following the effectiveness of the releases in the Separation Agreement.

The Company acknowledges that, unless the Company terminates your employment for Cause (as defined in the Severance Plan) between now and the Retirement Date, any other termination of the Company’s employment relationship with you meets the definition of a “Retirement” under Section 4(b) of the applicable award agreements for your outstanding awards of stock appreciation rights and restricted stock units previously granted by the Company to you under the Company’s Amended and Restated 2008 Omnibus Incentive Plan. The Company agrees that you will be able to keep the telephone number currently assigned to your Company-issued cell phone for personal use and will cooperate in facilitating the “number porting” from the Company’s account to your personal carrier account after the Retirement Date.
This Letter Agreement constitutes the complete agreement between you and the Company with respect to your transition (other than any confidentiality agreements and the equity compensation award agreements you have received). It supersedes any prior agreements, representations, or understandings (whether written, oral, or implied) between you and the Company, except as provided herein. It may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company.
This Letter Agreement may be executed in counterparts, each of which will be deemed an original, and, when executed by all parties to this Letter Agreement, will constitute one and the same instrument. Email (e.g., pdf) transmissions of this Letter Agreement, or electronic signature, signed by any party hereto will be deemed an original counterpart and binding.
We appreciate your work in building and supporting the Company and your many years of excellent support for it and look forward to continuing to work with you.
[SIGNATURES APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF, the Company and you have duly executed this Letter Agreement.

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

By:     /s/ Bradford T. Nordholm
Name: Bradford T. Nordholm
Title: President and Chief Executive Officer
Date: August 14, 2025
STEPHEN P. MULLERY

/s/ Stephen P. Mullery
Date: August 14, 2025

Exhibit A

SEPARATION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS1
This Separation Agreement and General Release of All Claims (“Agreement”) is made by and between the Federal Agricultural Mortgage Corporation (“Company”) and Stephen P. Mullery, on behalf of himself and his heirs, executors, administrators, successors, and assigns (collectively referred to as “you” and the Company and you collectively referred to as “Parties”).
    In connection with your remaining employed until the Retirement Date (as set forth in the letter agreement between the Company and you dated August ___, 2025, the “Letter Agreement”) and in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree that all matters between them are hereby resolved as follows:
1.Resignations; Final Paycheck.
To the extent that you serve as an officer, employee, or director of any of the Company’s subsidiaries, affiliates, or related entities, you have resigned from any such offices as of the Retirement Date. You will receive your last paycheck for all time worked through the Retirement Date as well as any unpaid expense reimbursements already submitted and substantiated by you in accordance with the Company’s expense reimbursement policies.
2.Consideration.
In consideration for your execution and non-revocation of this Agreement and compliance with its terms, the Company has granted you the Transition RSUs as defined in the Letter Agreement and agrees:

(a)    to pay you $500,000 in a lump sum, together with the excess, if any, of your target cash bonus for 2025 over the actual cash bonus paid to you for performance in 2025, together payable no later than the second payroll whose cutoff date follows the end of the Revocation Period, as defined below; and
(b)     to the extent that you timely elect to continue health, dental, or vision benefits pursuant to the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay the cost of the COBRA premium on your and your eligible dependents’ behalf through April 30, 2027, but only to the extent that the Company continues to offer such plans and programs to similarly situated active employees of the Company. The amount of the Company’s payment of the COBRA premium shall be limited to the excess over what active employees are then required to pay for comparable health, dental, or vision benefits sponsored by the Company. If this commitment to provide benefits continuation raises any compliance issues or impositions of penalties under any non-
1 The Parties agree that the Company may modify this Agreement as it sees fit in order to reflect any changes in law or circumstances with the goal of such modifications to continue to reflect a full general release.

discrimination rules that have been issued or are issued in the future pursuant to the Patient Protection and Affordable Care Act (PPACA) or is treated as discriminatory under Section 105(h) of the Internal Revenue Code, the Company may modify this Agreement in any manner it deems necessary or advisable, in its sole discretion, so that it complies with the terms of those non-discrimination rules, including by ceasing to provide COBRA payments. You shall provide notice to the Company when you have obtained health coverage through a new employer, at which time the Company’s obligation to pay COBRA premiums on your and your eligible dependents’ behalf shall immediately cease.
3.No Consideration Absent Execution of this Agreement.
You understand and agree that you would not receive the monies, awards, and benefits specified in Section 2 above, except for your execution of this Agreement and fulfillment of the promises contained in this Agreement and your having remained employed through the Retirement Date.

4.Return of Property.
You confirm that you have returned to the Company all Company-owned keys, files, records (and copies thereof), equipment requested by the Company to be returned (including computer hardware, software and printers, wireless handheld devices, cellular phones, tablets, smartphones, etc.), Company identification, Company proprietary and confidential information, Company proprietary applications, and any other Company-owned property in your possession or control and have left intact for the Company all electronic Company documents and internal and external websites (including those that you developed or helped to develop during your employment) and have deleted, and destroyed any hard copies of, all electronic files relating to the Company that were in your possession or control, including any that are located on any of your personal computers or external or cloud storage (or have provided reasonable access to your personal devices for the sole purpose of wiping any such devices, which access will fully satisfy your obligations under this provision). If you determine later that copies of electronic files were inadvertently left on such sources, you agree to promptly delete the copies.

5.General Release and Waiver of Claims.
(a)    Release. In consideration of the payments and benefits provided to you under this Agreement and after the opportunity to consult with counsel, you and each of your respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally release and forever discharge the Company and its subsidiaries and affiliates and each of their respective officers, employees, directors, shareholders, and agents (“Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings, or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local, or foreign law, that the Releasors may have, or in the future may possess, arising out of (i) your employment relationship with and service as an employee, officer, or director of the Company, and the termination of such relationship or service, and (ii) any event, condition, circumstance, or obligation that occurred, existed, or arose on or prior to the date hereof; provided, however, that you do not release, discharge, or waive any rights to payments and benefits provided under this Agreement that are contingent upon your execution of this Agreement. You understand and agree that the Claims released in this Agreement include not only Claims presently known to you, but also all unknown or unanticipated Claims that would otherwise come within the scope of the released Claims. You understand that you may hereafter discover facts different from what you now believe to be true that, if known, could have materially affected your willingness to execute and the terms of this Agreement, but you nevertheless waive and release any Claims or rights based on different or additional facts.
(b)    Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to you under this Agreement, the Releasors hereby unconditionally release and forever discharge the Releasees from any and all Claims that the Releasors may have as of the date you sign this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Agreement, you hereby acknowledge and confirm the following: (i) you were advised by the Company in connection with your separation from employment to consult with an attorney of your choice prior to signing this Agreement and to have such attorney explain to you the terms of this Agreement, including, without limitation, the terms relating to your release of claims arising under ADEA; (ii) you were given a period of not fewer than 21 days to consider the terms of this Agreement and to consult with an attorney of your choosing with respect thereto; and (iii) you knowingly and voluntarily accept the terms of this Agreement. You also understand that you have seven days following the date on which you sign this Agreement within which to revoke the release contained in this paragraph (the “Revocation Period”), by providing the Company a written notice of revocation of the release and waiver contained in this paragraph, which notice shall be addressed to the Company’s Chief Human Resources Officer at the following address: Federal Agricultural Mortgage Corporation, 2100 Pennsylvania Avenue, N.W., Suite 450 N, Washington, DC 20037.
(c)    No Assignment. You represent and warrant that you have not assigned any of the Claims being released under this Agreement.
(d)    Exclusions. Notwithstanding the foregoing, this Agreement does not include and will not preclude: (1) Claims to vested benefits under any applicable retirement and/or pension plans or reimbursement of expenses (under and to the extent satisfying the applicable Company reimbursement policies); (2) rights under COBRA; (3) claims for unemployment compensation or for worker’s compensation; (4) rights to defense and indemnification, if any, from the Company (or from directors’ and officers’ insurance) for actions or inactions taken by you in the course and scope of your employment with the Company, subsidiaries, and/or affiliates (or any period of transition or cooperation); or (5) any actions to enforce this Agreement. The Parties agree that you are not releasing any claims you may have against the Company with respect to the vesting in and exercise of restricted stock units and stock appreciation rights previously granted to you under the Company’s Amended and Restated 2008 Omnibus Incentive Plan.
6.Proceedings.
Subject to Section 7 and Section 9 below, you agree not to initiate or cause to be initiated on your behalf, any complaint, charge, claim or proceeding against the Releasees before any local, state, or federal agency, court, or other body relating to your employment with the Company or the cessation of your employment with the Company, other than with respect to the obligations of the Company to you under this Agreement (each, individually, a “Proceeding”), agree not to participate voluntarily in any Proceeding, and waive any right you may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.

7.Agreement Not to Use Confidential or Proprietary Information.
The Company and you both recognize that you had access to and acquired confidential and proprietary information relating to the business and operations of the Company as a result of your employment or association with the Company. You hereby covenant and agree that you will retain all “Confidential Information” (as defined below) in trust for the sole benefit of the Company and its successors and assigns. You hereby covenant further that, in addition to your fiduciary responsibilities as a former officer not to disclose certain information of or relating to the Company, you will not, at any time during or after the term of this Agreement, without the prior written consent of the Company, directly or indirectly communicate or divulge any such Confidential Information to any person, firm, corporation or other business organization (other than your attorneys for the purpose of obtaining legal advice), or use any such Confidential Information for your own account or for the account of any other person, except as required in connection with the performance of your services hereunder. The term “Confidential Information” shall mean any trade secret, data or other confidential or proprietary information related to the business and activities of the Company. You may, however, disclose or use any such information (i) as has become generally available to the public other than through a breach of this Agreement by you or your attorney; (ii) as becomes available to you on a non-confidential basis from a source other than any other Party hereto, provided that such source is not known or reasonably believed by you to be bound by a confidentiality agreement or other obligations of secrecy; (iii) as may be required in any report, statement, or testimony required to be submitted to any Governmental Entity (as defined below) having or claiming to have jurisdiction over it, or as may be otherwise required by applicable law, or as may be required in response to any summons or subpoena or in connection with any litigation; (iv) to disclose a trade secret (as defined by 18 U.S.C. § 1839) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in either event solely for the purpose of reporting or investigating a suspected violation of law; or (v) to disclose a trade secret (as defined by 18 U.S.C. § 1839) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (vii) as may be necessary to establish your rights under this Agreement. For the purposes of this Agreement, “Governmental Entity” means any government or agency, district, bureau, board, commission, court, department, official, political subdivision, tribunal, taxing authority or other instrumentality of any government, whether federal, state or local, domestic or foreign.
8.Agreement Not to Solicit.
During the 12 months following your Retirement Date (the “Restriction Period”), you shall not directly or indirectly, either individually or as owner, agent, employee, consultant, or otherwise, employ, offer employment to, lure, entice away, or assist others in recruiting or hiring any person who is or was employed by the Company unless such person shall have ceased to be employed by the Company for a period of at least six months and is not subject to any non-compete covenant in favor of the Company. In addition, during the Restriction Period, you shall not induce or attempt to induce any customer, client, supplier, licensee, or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between the Company and any customer, client, supplier, licensee, or other business relation of the Company. Nothing in this section is intended to interfere with your practice of law, subject to your compliance with obligations with respect to former clients.
9.Agreement Not to Disparage the Company; Permitted Communications.
You shall not, directly or indirectly, make any statement (oral or written), or take any other action, which is in any way disparaging to or tends to diminish the reputation of the Company, its products, services, business practices, operations, officers, directors, or employees, whether past or current. This Section 9 shall not in any way limit any of your rights to report or disclose information that are expressly reserved in Section 7 (“Agreement Not to Use Confidential or Proprietary Information”) or in any way limit your ability to provide truthful testimony or information in response to a subpoena, court or arbitral order, or valid request by a Governmental Entity, or as otherwise required by law. In addition, nothing in this Agreement or any other agreement or Company policy prohibits or restricts you from (i) communicating with government agencies without notice to or approval from the Company, including but not limited to the Securities and Exchange Commission, the Equal Employment Opportunity Commission, or similar state or local agencies or to any legislative body or self-regulatory organization or other Governmental Entity about possible or actual violations of the law, or otherwise providing information to a Governmental Entity, filing a charge or complaint with a Governmental Entity, or participating, testifying, or otherwise assisting in Governmental Entity investigations or proceedings without notice to or approval from the Company, or (ii) making disclosures or communications to engage in protected, concerted activity or otherwise exercising rights under Section 7 of the National Labor Relations Act (each, a “Permitted Activity”). Additionally, nothing in this Agreement or any other agreement or Company policy limits an employee’s, officer’s, or director’s right to receive an award from any Governmental Entity for or in connection with information provided to the Governmental Entity.
10.Reasonable Restrictions; Remedies.
(a)    You agree that the payments, vesting of equity awards, and benefits you are entitled to receive under this Agreement provide adequate consideration for the restrictions under this Agreement.

    (b)    The Parties expressly agree that the character, duration, and subject matter scope of this Agreement are reasonable in light of the circumstances as they exist on the date upon which this Agreement has been executed and as they are expected to change from time to time, including but not limited to circumstances relating to the need to protect the value of the Company’s assets, relationships, goodwill, and business. However, should a determination nonetheless be made by a court of competent jurisdiction at a later date that the character, duration, or subject matter scope of this Agreement exceeds that permitted by applicable law in a particular jurisdiction, then the Parties agree that such provision(s) will be more narrowly drawn or otherwise “blue-penciled,” modified, or reformed to the maximum character, duration, and subject matter scope, as the case may be, permitted by applicable law in such jurisdiction, without affecting the enforceability of any provisions of this Agreement in other jurisdictions. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because, taken together, they are more extensive (after giving effect to any reformation contemplated by the preceding sentence) than necessary or appropriate to assure the Company of the intended benefit of this Agreement, it is expressly understood and agreed among the Parties hereto that those of such covenants that, if eliminated, would permit the remaining separate covenants to be enforced in such proceeding shall, for the purpose of such proceeding, be deemed eliminated from the provisions hereof in that jurisdiction.

    (c)    You agree that any breach of the terms of Section 7, 8, or 9 of this Agreement may result in irreparable injury and damage to the Company for which it would have no adequate remedy at law. You therefore also agree that in the event of such breach, the Company shall be entitled to an immediate injunction and restraining order without having to post any bond and without any requirement to prove damages. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach of this Agreement, including the recovery of damages from you and the requirement to make you repay the gross amount, if any, paid to you under this Agreement.

11.Cooperation.
You agree to cooperate with the Company in providing reasonable assistance as requested by the Company’s Chief Executive Officer or his or her delegate with respect to the transitioning of your work and agree that you will be available to the Company for these purposes and that you will comply in good faith with the directions of the Company. The post-employment assistance is expected to include availability to answer questions regarding the operation of the Company but is not expected to extend beyond providing responses by email and/or phone on an occasional basis. In addition, following termination of your employment for any or no reason, if, in the reasonable judgment of the Company or its counsel, your assistance or cooperation is needed due to your personal involvement in or knowledge about the circumstances to which a litigation or investigation relates, you agree to provide reasonable cooperation so long as such cooperation is on mutually agreeable timing and terms (to the fullest extent practicable) determined through good faith discussions (and with assistance or cooperation permitted to be provided remotely where possible). The Company will reimburse you for reasonable travel and lodging expenses related to such cooperation and will discuss with you a per diem. You will undertake to satisfy requests for information from the Company with respect to the above undertaking that are not unreasonable in frequency or required effort. Nothing in this provision is intended to restrict or preclude you from, or otherwise influence you in, testifying fully and truthfully in legal, administrative, or any other proceedings involving the Company, as required by law or formal legal process. You acknowledge and agree that your cooperation under this Section 11 will not constitute continued employment or another service-providing relationship with respect to any post-termination vesting or exercisability of equity compensation or entitle you to any employee benefits (other than those referenced in this Agreement).
12.Remedies.
In the event you fail to abide by any of the terms of this Agreement, the Company may, in addition to any other remedies it may have, reclaim any amounts paid to you under this Agreement or terminate any benefits or payments that are subsequently due under this Agreement, without waiving the release granted herein. You acknowledge and agree that the remedy at law available to the Company for breach of any of your obligations under this Agreement would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, you acknowledge, consent, and agree that, in addition to any other rights or remedies that the Company may have at law or in equity, the Company shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining you from breaching your obligations under this Agreement. Such injunctive relief in any court shall be available to the Company, in lieu of, or prior to or pending determination in, any arbitration proceeding. You understand that by entering into this Agreement you will be limiting the availability of certain remedies that you may have against the Company and limiting also your ability to pursue certain claims against the Company.
13.Acknowledgements.
You acknowledge and agree that:

(a)	You first received this Agreement on __________, 2025;
(b)
You have carefully read and understand this Agreement and understand that, in order for this Agreement to be effective, you may not sign it prior to the date of separation of employment with the Company but that if you wish to receive the benefits under the Agreement, you must sign and return this Agreement prior to (i) the sixtieth (60th) day following your separation of employment or (ii) such earlier date as the Company specifies for such return;

(c)	You have been advised by the Company to consult with an attorney and/or any other advisors of your choice before signing this Agreement;
(d)	You understand that this Agreement is LEGALLY BINDING and by signing it you give up certain rights;

(e)	You have voluntarily chosen to enter into this Agreement and have not been forced or pressured in any way to sign it;
(f)
the payments, awards, and benefits under this Agreement are contingent on execution and nonrevocation of this Agreement, which releases all of your claims against the Company and the Releasees, and KNOWINGLY AND VOLUNTARILY AGREE TO RELEASE the Company and the Releasees from any and all claims you may have, known or unknown, in exchange for the payments, awards, and benefits you have obtained by signing, and that these payments, awards, and benefits are in addition to any payments, awards, and benefits you would have otherwise received if you did not sign this Agreement; and

(g)	this Agreement does not waive any rights or claims that may arise after you sign this Agreement.

14.Miscellaneous.
(a)    Governing Law; Venue; Jurisdiction. This Agreement shall be construed under the laws of the District of Columbia, to the extent not preempted by federal law. The Parties hereby irrevocably submit to the jurisdiction of the federal courts of the United States of America located in the District of Columbia, solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, including the Agreement. Each of the Parties irrevocably agrees that all claims in respect of the interpretation and enforcement of the provisions of this Agreement, this Agreement, and the Agreement, or with respect to any such action or proceeding, shall be heard and determined in such federal court, and that the jurisdiction of such court with respect thereto shall be exclusive, except solely to the extent that such court lawfully decline to exercise such jurisdiction. Each of the Parties hereby waives, and agrees not to assert, as a defense in any action, suit, or proceeding for the interpretation or enforcement hereof or of any such document that it is not subject to such jurisdiction. Each of the Parties hereby waives, and agrees not to assert, to the maximum extent permitted by law, as a defense in any action, suit, or proceeding for the interpretation or enforcement hereof or of any such document that such action, suit, or proceeding may not be brought or is not maintainable in such court or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such court. The Parties hereby consent to and grant such court jurisdiction over the person of such Parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 14(c) or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.
(b)    Jury Trial Waiver. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT, OR THE LETTER AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THIS AGREEMENT, OR THE AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (1) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS

REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (2) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (3) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (4) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 14(b).
(c)    Notices. Any notice delivered under this Agreement shall be deemed duly delivered three business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, one business day after it is sent for next-business day delivery via a reputable nationwide or international overnight courier service, or immediately upon hand delivery, in each case to the address of the recipient set forth below:
To You:
At the most recent address in the personnel files of the Company
To the Company:
Chief Human Resources Officer
Federal Agricultural Mortgage Corporation
2100 Pennsylvania Ave, NW, Suite 450N
Washington, DC 20037

or to such other address as a Party from time to time may designate by written notice to the other. Either Party may change the address to which notices are to be delivered by giving notice of such change to the other Party in the manner set forth in this Section 14(c).
(d)    Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the Parties hereto and their respective, successors, heirs, personal representatives, and assigns. This subsection permits the Company the right to assign this Agreement to a successor entity.
(e)    Survival. This Agreement shall survive the termination of your employment with the Company and shall not be deemed to limit any protection or remedy available to the Company pursuant to federal, District of Columbia, state, or local law.
(f)    Severability Clause. In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, will be inoperative.
(g)    No Admission. Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of the Company.
[SIGNATURES APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF, the Parties have executed this Separation Agreement and General Release of All Claims.

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

By:
Name:
Title:
Date:
STEPHEN P. MULLERY

Date: